Exhibit 21

SUBSIDIARIES OF PARK NATIONAL CORPORATION

Name of Subsidiary		Jurisdiction of Incorporation or Formation

The Park National Bank (“PNB”)		United States (federally-chartered national banking association)

•	Park Investments, Inc. (NOTE: is a wholly-owned subsidiary of PNB)	Delaware

•	Scope Leasing, Inc. (NOTE: is a wholly-owned subsidiary of PNB) [Also does business under “Scope Aircraft Finance”]	Ohio

•	Park ABQ, LLC (NOTE: PNB is sole member)	Ohio

•	River Park Properties, LLC (NOTE: PNB is sole member)	Ohio

•	X Holdings, LLC (NOTE: PNB is sole member)	North Carolina

•	NSCB 2, LLC (NOTE: PNB is sole member)	South Carolina

Guardian Financial Services Company [Also does business under “Guardian Finance Company”]		Ohio

SE Property Holdings, LLC ("SEPH")		Ohio

•	Vision-Park Properties, L.L.C. (NOTE: SEPH is sole member)	Florida

•	Alabama Apartment Holdings, LLC (NOTE: SEPH is sole member)	Ohio

•	87A Orange Beach, LLC (NOTE: SEPH is sole member)	Ohio

•	Morningside Holding, LLC (NOTE: SEPH is sole member)	Ohio

•	Swindall Holdings, LLC (NOTE: SEPH is sole member)	Ohio

•	Swindall Partnership Holdings, LLC (NOTE: SEPH is sole member)	Ohio

•	Farm Holdings, LLC (NOTE: SEPH is sole member)	Ohio

•	Marina Holdings Z, LLC (NOTE: SEPH is sole member)	Ohio

•	Marina Holding WE, LLC (NOTE: SEPH is sole member)	Ohio

Vision Bancshares Trust I (NOTE: Park holds all of the common securities as successor Depositor; floating rate preferred securities are held by institutional investors)		Delaware